EXHIBIT 10.7

DSL.NET, INC.
50 BARNES PARK NORTH, SUITE 104
WALLINGFORD, CT 06492

August 28, 2006

David F. Struwas
c/o DSL.net, Inc.
50 Barnes Park North, Suite 104
Wallingford, CT 06492

Re: Retention Bonus

Dear Dave:

As you know, DSL.net, Inc. (the “Company”) entered into a Purchase Agreement with MegaPath Inc. and a wholly-owned subsidiary of MegaPath Inc. (“MegaPath”) on August 22, 2006 (the “Purchase Agreement”). It is a condition to the closing of the financing transaction contemplated by the Agreement (the “Financing”) that the Company have entered into this agreement with you.

In recognition of your historic valuable contributions to the success of the Company and your continuing value to the Company during the period following the closing of the Financing, to incent you to remain as an employee of the Company, and in consideration for the mutual covenants set out herein, the Company is prepared to offer to you the following:

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Provided that you remain employed by the Company up until February 28, 2007 (the “Retention Date”), you will be paid a retention bonus (the “Retention Bonus”) equal to three months of your current base salary. The Company will withhold and remit all applicable deductions from the Retention Bonus, which will be paid to you within five (5) business days of the Retention Date. If your employment with the Company is terminated by you or by the Company for any reason prior to the Retention Date, you will not be paid the Retention Bonus.

Except as expressly amended herein, nothing in this agreement alters or amends the terms of your employment with the Company as at the Effective Date (as defined below) of this letter. This agreement becomes effective (the “Effective Date”) on the later of the date that the Company receives from you an executed copy of this agreement and the closing of the Financing.

The benefits set forth herein are being made available to you in recognition of your unique knowledge and skills and in consideration for your continuing loyalty and dedication to the Company during this important period, and are in addition to your current compensation and any other benefits to which you are or may become entitled. This agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Please acknowledge your receipt of this agreement by signing one copy of this letter and returning it to the undersigned.

Yours truly,

DSL.net, Inc.

Per order of the Board of Directors

By:  /s/ Walter Keisch
Name: Walter Keisch
Title:   Chief Financial Officer

Agreed to this 28th day of August, 2006:

/s/ David F. Struwas
David F. Struwas